Exhibit 99.11

AMENDMENT NO. 1 TO WARRANTS TO PURCHASE

SHARES OF COMMON STOCK

OF

GRUBB & ELLIS COMPANY.

AMENDMENT NO. 1 (this “Amendment”), dated July 22, 2011, to the Warrants to Purchase Shares of Common Stock of Grubb & Ellis Company, dated: April 15, 2011; April 30, 2011; May 31, 2011; and June 30, 2011 (the “Warrants”), issued by Grubb & Ellis Company, a Delaware corporation (together with its successors and assigns, the “Issuer”), to CDCF II GNE Holding, LLC, (“CDCF”)

WHEREAS, the Issuer issued the Warrants pursuant to a Credit Agreement, dated April 15, 2011(as amended, the “Credit Agreement”), among the Issuer, a subsidiary of the Issuer as borrower, several lenders, and ColFin GNE Loan Funding, LLC, as administrative agent;

WHEREAS, Issuer and CDCF desire to amend the Warrants as set forth below

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Amendment, the undersigned hereby agree as follows:

1. Defined Terms; Interpretation; Etc. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Warrants.

2. Amendments to Warrants. Effective as of the date hereof, each Warrant is hereby amended as follows:

Section 2(a) of each Warrant is hereby amended by deleting the reference to “One Dollar and Ten Cents ($1.10)” and replacing it with “Seventy-One Cents ($0.71).”

3. Most Favored Nation. The following shall be in effect for so long as any Obligation (as defined in the Credit Agreement) is outstanding:

In addition to any adjustments provided in Section 7 of the Warrants, if in connection with any financing arrangement, the Issuer, its Affiliates or any subsidiary of the Issuer issues any Options, or other equity linked securities to purchase common stock of the Issuer or any subsidiary of the Issuer, with an exercise condition that is based on a share price that is lower than the Trigger Price of the Warrants, then the Trigger Price shall be adjusted downward (but not upward) to such lower price without any further action on the part of any party.

In addition to any adjustments provided in Section 7 of the Warrants, to the extent that the Issuer, its Affiliates or any subsidiary of the Issuer issues any equity linked security or arrangement other than an Option in connection with a financing arrangement, the Trigger Price shall be equitably adjusted downward as is necessary to provide the Holders the result set forth above.

4. Amendment and Waiver. Except as expressly set forth herein, this Amendment shall not alter, modify, amend or in any way affect any of the terms, obligations, covenants or agreements contained in the Warrant, all of which are ratified and affirmed in all respects and shall continue in full force and effect. This Amendment shall apply and be effective only following the Effective Date and only with respect to the provisions of the Warrant specifically referred to herein. After the Effective Date, any reference in any document to the Warrant shall mean the Warrant as amended by this Amendment, and this Amendment and the Warrant shall be read together and construed as a single instrument.

5. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the conflicts of laws principals thereof that would require the application of another state’s laws.

6. Modification and Severability. If, in any action before any court or agency legally empowered to enforce any provision contained herein, any provision hereof is found to be unenforceable, then such provision shall be deemed modified to the extent necessary to make it enforceable by such court or agency. If any such provision is not enforceable as set forth in the preceding sentence, the unenforceability of such provision shall not affect the other provisions of this Amendment, but this Amendment shall be construed as if such unenforceable provision had never been contained herein.

7. Headings. The headings of the Sections of this Amendment are for convenience of reference only and shall not, for any purpose, be deemed a part of this Amendment.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

GRUBB AND ELLIS COMPANY

By:	/s/ Thomas P. D’Arcy
	Name:	Thomas P. D’Arcy
	Title:	President and Chief Executive Officer

By: CDCF II GNE Holding, LLC

By:	/s/ Mark M. Hedstrom
	Name:	Mark M. Hedstrom
	Title:	Vice President

[Signature Page to Warrant Amendment]